UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2010 (May 11, 2010)
Cardtronics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark, Suite 400, Houston, Texas	77042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 308-4000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On May 11, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Cardtronics, Inc. (the “Company”) approved the Company’s 2010 Annual Executive Cash Incentive Plan (the “Plan”). The purpose of the Plan is to incentivize and reward covered employees, including all of the Company’s executive officers, for achieving and/or exceeding certain Company earnings and other pre-established performance objectives.
Under the Plan, incentive cash awards to be paid to covered executives located in the United States (the “Worldwide” group) will be based on the Company’s performance with respect to a consolidated Adjusted EBITDA target, as defined within the Plan, as well as the achievement of a consolidated return on invested capital (“ROIC”) target and a consolidated revenue target. Incentive cash awards to be paid to executives located in the United Kingdom (the “UK Only” group) will be based on that particular segment’s performance with respect to Adjusted EBITDA, ROIC, and revenue targets, as defined in the Plan. Additionally, any incentive cash award to be paid under the Plan will require the achievement of specific pre-established objectives (“MBOs”) for each covered executive and may be modified by the level of achievement.
The following table outlines the 2010 performance targets for each group discussed above, and the relative weighting of each targeted performance metric, as applicable (in thousands, except percentages):

Group	Metric	Weighting	Threshold	Target	Maximum

Worldwide	Adjusted EBITDA	40%	$110,000	$120,000 *	$140,000
	ROIC	40%	17.1%	20.2%	26.4%
	Total Revenues	20%	$527,534	$538,300	$559,832

UK Only	Adjusted EBITDA	45%	£11,903	£12,980	£15,147
	ROIC	45%	16.6%	20.9%	29.4%
	Total UK Revenues	10%	£60,459	£61,693	£64,161

*	This target was set by the Company’s Board of Directors on December 12, 2009.
The Plan is designed to pay cash awards relative to the Company’s actual performance using the schedule shown below and is structured to reward the attainment of performance targets and to provide for substantially increased rewards when these performance targets are exceeded. Payouts will not be made unless the Company exceeds certain critical threshold levels.

Incentive Payout for Performance
Performance Level	(% of Target)

Maximum	200%
Target	100%
Threshold	50%
Below Threshold	No Payout

Regardless of the Company’s financial performance, the cash awards will be adjusted for the performance of each covered executive based on the attainment of his or her previously established MBOs. The MBO adjustment scale, as outlined in the Plan, is as follows:

MBO Rating	Performance	Percentage of Award Paid

10	All MBOs exceeded	120%
9	All MBOs attained; other exceptional achievements	110%
8	All MBOs attained	100%
7	Substantially all MBOs attained	90%
6	Most but not all MBOs attained	80%
5	MBOs partially attained	60%
4	Most MBOs missed	30%
3	Substantially all MBOs not attained	10%
1-2	All MBOs missed	0%
For the Company’s Named Executive Officers (as such term is defined by the Securities and Exchange Commission), the 2010 targeted percentages are as follow:

2010 Incentive
Payout Target as a
Percentage of Base
Named Executive Officer	Salary

Steven A. Rathgaber — Chief Executive Officer	50%
J. Chris Brewster — Chief Financial Officer	50%
Michael H. Clinard — President of Global Services	50%
Rick Updyke — President of Global Development	50%
Carleton K. “Tres” Thompson, III — Chief Accounting Officer	40%
Although the parameters and metrics of the Plan are straight-forward and objective, nothing construed in the Plan constitutes a promise or other binding agreement by the Company to pay any award under the Plan to any member of the executive leadership team. Further, although the size of any such award shall be calculated in accordance with the Plan, the decision to pay any cash award under the Plan to any member of the executive leadership team remains within the discretion of the Committee and the Board of Directors.
The foregoing description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
10.1	Cardtronics, Inc. 2010 Annual Executive Cash Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardtronics, Inc.
Date: May 17, 2010	By:	/s/ Tres Thompson
		Name:	Tres Thompson
		Title:	Chief Accounting Officer